Exhibit 23(j)(1)


                    CONSENT OF INDEPENDENT AUDITORS


 We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated August 5, 1999, in this Registration Statement (File number 333-80099 and 811-09377) of The Gabelli Blue Chip Value Fund.


                                    ERNST & YOUNG LLP
 New York, New York
 August 5, 1999







                                                           Exhibit 23(j)(2)


                   REPORT OF INDEPENDENT AUDITORS


 To the Shareholder and Board of Trustees of The Gabelli Blue Chip Value Fund

 We have audited the accompanying balance sheet of The Gabelli Blue Chip Value Fund (the "Fund") as of August 3, 1999. This balance sheet is the responsibility of the Fund's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

 We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of The Gabelli Blue Chip Value Fund at August 3, 1999, in conformity with generally accepted accounting principles.


                                    ERNST & YOUNG LLP


 New York, New York
 August 5, 1999